Exhibit 23.1



                          Independent Auditors' Consent



The Board of Directors
Alfacell Corporation:


We consent to incorporation by reference in the registration statements (No. 33-81308) on Form S-8 and (Nos. 333-29313 and 333-48975) on Form S-3 of Alfacell
Corporation of our report dated October 7, 1998, relating to the balance sheets of Alfacell Corporation as of July 31, 1998 and 1997, and the related statements of operations, stockholders' equity (deficiency), and cash flows for each of the years in the three-year period ended July 31, 1998 and the period from August 24, 1981 (date of inception) to July 31, 1998, which report appears in the July 31, 1998 annual report on Form 10-K of Alfacell Corporation.

Our report dated October 7, 1998 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has limited liquid resources which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report dated October 7, 1998, as it relates to the financial statements for the period from August 24, 1981 (date of inception) to July 31, 1998, is based on the report of other auditors as to the amounts included therein for the period from August 24, 1981 (date of inception) to July 31, 1992.



                                                       /s/ KPMG PEAT MARWICK LLP
                                                       KPMG Peat Marwick LLP

Short Hills, New Jersey
October 29, 1998